UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 10, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                        CONTACTS: (408) 995-5115
                                         Media Relations: Bill Highlander, x1244
                                         Investor Relations: Rick Barraza, x1125


                    CALPINE ANNOUNCES PRICING ON $3.3 BILLION
                             SECURED NOTES OFFERING

     (SAN JOSE, CALIF.) July 10, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it has priced its $3.3 billion term loan and second priority senior secured notes offering. The company increased the size of the transaction from its previously announced amount of $1.8 billion. The offering includes two tranches of floating rate debt and two tranches of fixed rate debt. The floating rate debt is comprised of a 4-year, $750 million term loan priced at Libor plus 575 basis points and $500 million of Second Priority Senior Secured Floating Rate Notes due 2007, also priced at Libor plus 575 basis points. The fixed rate portion of the offering includes $1.15 billion of 8.5% Second Priority Senior Secured Notes due 2010 and $900 million of 8.75% Second Priority Senior Secured Notes due 2013. The term loan and senior notes will be secured by substantially all of the assets owned directly by Calpine Corporation, including natural gas and power plant assets and the stock of Calpine Energy Services and other subsidiaries. The transaction is expected to close on July 16, 2003.

     Net proceeds from the offering will be used to repay existing indebtedness including approximately $950 million of term loan borrowings, $450 million outstanding under the company's working capital revolvers, and outstanding public indebtedness in open-market purchases, and as otherwise permitted by the company's indentures. As part of the transaction, the company expects to purchase on the closing date approximately $573.1 million face value of outstanding senior notes at a cost of approximately $504.6 million.

     The company is finalizing documentation on a new $500 million working capital facility, which will be secured by a first-priority lien on the same assets that will secure the term loan and senior notes. This new facility is expected to be completed by July 16, 2003 and will replace the company's existing $950 million working capital revolver.

     The term loan and senior secured notes will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  July 11, 2003